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DESCRIPTION OF ORAL AGREEMENT


         On or about April 18, 2000, Mr. John R. Wolf, our former President and Chief Executive Officer, agreed to transfer to the Company, and the Company agreed to accept, 243,067 shares of the Company's Common Stock as full payment of the principal and all accrued interest of loans made to Mr. Wolf by the Company. These loans include the following:


                DATE OF LOAN                         AMOUNT OF LOAN
                February 28, 1991                    $1,301,745
                September 4, 1998                    $  839,375
                July 21, 1999                        $   93,750
                November 12, 1999                    $   55,259


         These loans total $2,290,129. With the exception of the loan in the amount of $839,375, we received full recourse promissory notes from Mr. Wolf memorializing these loans. The loans were used by Mr. Wolf to exercise options to purchase our Common Stock.